Exhibit 99.2

cognizant

Q1 2025

"We started the year on a strong note, delivering revenue and adjusted operating margin ahead of our expectations, reflecting our steadfast focus on the execution of our strategy over the last several years. The breadth and depth of our portfolio, combined with our deep industry and domain expertise, position us well as a strategic partner for clients in an increasingly complex macroeconomic environment. Today, productivity, cost reduction and resiliency are especially important, and we believe our differentiated AI and platform capabilities are helping clients navigate the near-term uncertainty while embarking on longer-term AI-led transformation."

Ravi Kumar S | Chief Executive Officer

Revenue

$5.1 billion

Reported YoY[1] ↑ 7.5%

Constant Currency YoY[1] ↑ 8.2%

GAAP Operating Margin[2] | 16.7% Adjusted Operating Margin | 15.5%

GAAP EPS[2] | $1.34 Adjusted Diluted EPS | $1.23

Q1 2025 Cash Flow	Cash Flow From Operations	Free Cash Flow
	$400M	$393M

Q1 2025 Capital Return	Dividends	Share Repurchases
	$155M $0.31/share	$209M

Revenue by Geography

($ In billions)

Reported YoY | Constant Currency YoY


$1.0
$0.3
$3.8

North America[1] ↑ 9.5% ↑ 9.7%

Europe ↑ 1.2% ↑ 3.0%

Rest of World ↑ 3.7% ↑ 7.1%

Revenue by Segment

($ In billions)

Reported YoY | Constant Currency YoY


$1.6
$1.4
$0.8
$1.3

Health Sciences ↑ 10.9% ↑ 11.4%

Financial Services ↑ 5.6% ↑ 6.5%

Products & Resources[1] ↑ 12.8% ↑ 13.6%

Communications, Media & Technology ↓ 2.7% ↓ 1.9%

Employee Metrics

Total Employees	336,300	(500) QoQ
Voluntary - Tech Services Attrition (Trailing 12-Month)	15.8%	(10 bps) QoQ

Company Recognition

2025 WORLD'S MOST ETHICAL COMPANIES ETHISPHERE — Received the 2025 World's Most Ethical Companies recognition by Ethisphere

FORTUNE statista AMERICA'S MOST INNOVATIVE COMPANIES 2025 — Named to Fortune's list of America's Most Innovative Companies for third consecutive year

Belcan a cognizant company — Belcan named Supplier of the Year by GE Aerospace

For non-GAAP financial reconciliations refer to Cognizant's 2025 first quarter earnings release issued on April 30, 2025, which accompanies this presentation and is available at investors.cognizant.com.

[1] In the first quarter of 2025, revenue from our recently completed acquisitions of Belcan and Thirdera contributed approximately 4 percentage points to year-over-year revenue growth, including approximately 15 percentage points of growth to our Products & Resources segment, primarily in North America.

[2] Q1 2025 GAAP Operating Margin and GAAP EPS include the positive impact of $62 million from a gain on the sale of an office complex in India, which is excluded from our Adjusted Operating Margin and Adjusted Diluted EPS.